Exhibit 10.1

EXECUTION VERSION

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE NOTES OR BONDS ISSUED PURSUANT TO THE SGN INDENTURE. EACH CONSENTING SGN CREDITOR’S VOTE ON THE PLANS SHALL NOT BE SOLICITED UNTIL THE CONSENTING SGN CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT

This Restructuring Support and Forbearance Agreement dated as of June 6, 2016 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), and (iii) each of the undersigned noteholders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of SGN Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any SGN Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting SGN Creditors,” and together with the Caesars Parties, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the May 27 CEOC Plan (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s indebtedness and other obligations pursuant to the terms and conditions of this Agreement and the terms and conditions set forth on the term sheet attached hereto (the “Restructuring”) (which term sheet is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 15 hereof, the “Restructuring Term Sheet”));

WHEREAS, if effected, the Restructuring will resolve all SGN Claims between the Consenting SGN Creditors and the Caesars Parties, including any litigation-related claims against the Company and CEC that arise from SGN Debt;

WHEREAS, the Restructuring will be implemented through the Plans (as defined below); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases.

“Additional Consideration” means any consideration provided by or on behalf of the Caesars Parties or their Affiliates in connection with the Restructuring or entry into this Agreement to any holder of SGN Debt in its capacity as such, that exceeds or is superior to that contemplated by this Agreement, including, without limitation, the granting of any guaranty, and/or the allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise) related to the Company or the Restructuring.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 15(f) hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, transaction, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving CEC or the Company and its controlled subsidiaries.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois and whichever court of competent jurisdiction in which a chapter 11 case commenced by a CEC Bankruptcy Event to which CEC has not consented, if any, is filed. For the avoidance of doubt, any CEC Chapter 11 Case commenced by CEC shall be filed in the United States Bankruptcy Court for the Northern District of Illinois and CEC shall move to transfer venue of any chapter 11 case commenced by a CEC Bankruptcy Event to which CEC has not consented to the United States Bankruptcy Court for the Northern District of Illinois.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) MeehanCombs Global Credit Opportunities Master Fund, LP, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7097 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or a chapter 11 case commenced by a CEC Bankruptcy Event to which CEC has consented.

“CEC Confirmation Order” means, if applicable, entry by the Bankruptcy Court of an order confirming a CEC Plan that is materially consistent with the Agreement and the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting SGN Creditors and CEC

“CEC Disclosure Statement” means, if applicable, CEC’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject a CEC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of a CEC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy

Procedure, and other applicable law, each of which shall be materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable to the Requisite Consenting SGN Creditors (as evidenced by their written approval, which approval may be conveyed in writing by electronic mail) and CEC.

“CEC Petition Date” means, if applicable, the date on which CEC commences a CEC Chapter 11 Case.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which must be materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable to the Requisite Consenting SGN Creditors (as evidenced by their written approval, which approval may be conveyed in writing by electronic mail) and CEC.

“CEC Termination Event” has the meaning set forth in Section 11 hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Confirmation Order” means the entry by the Bankruptcy Court of an order confirming the CEOC Plan that is materially consistent with the Agreement and the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting SGN Creditors and the Company.

“CEOC Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the CEOC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the CEOC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be materially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting SGN Creditors (as evidenced by their written approval, which approval may be conveyed in writing by electronic mail) and the Company.

“CEOC Plan” means the joint chapter 11 plan of reorganization for the Company through which the Restructuring will be effected (as amended, supplemented, or otherwise modified from time to time), and which must be materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable to the Requisite Consenting SGN Creditors (as evidenced by their written approval, which approval may be conveyed in writing by electronic mail), CEC and the Company.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Claim” means all claims held on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, the Second Lien Indentures, the SGN Indenture, or the Unsecured Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness and (ii) without limiting Section 13 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim.

“Claim Holder” refers to each Consenting SGN Creditor and each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of SGN Claims or (b) has investment or voting discretion with respect to SGN Claims and has the power and authority to bind the beneficial owner(s) of such SGN Claims to the terms of this Agreement.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iv) hereof.

“Confirmation Orders” means the CEOC Confirmation Order and the CEC Confirmation Order.

“Consenting SGN Creditors” has the meaning set forth in the preamble hereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Creditor Termination Right” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the Plans, Disclosure Statements, the Confirmation Orders, any supplements or exhibits thereto, and any court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case, and any other documents or exhibits related to or contemplated in the foregoing (but not, for the avoidance of doubt, any professional retention motions or applications), that could be reasonably expected to affect the interests of holders of SGN Claims, in their capacities as such.

“Disclosure Statements” means the CEOC Disclosure Statement and the CEC Disclosure Statement.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans, as applicable, have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans, as applicable, become effective or are consummated.

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Fiduciary Outs” has the meaning set forth in Section 11(d) hereof.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank Documents” means the “Loan Documents” as defined in the Credit Agreement.

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, and (g) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“May 27 CEOC Plan” means the Debtors’ Second Amended Joint Plan of Reorganization [ECF. No. 3832] filed on May 27, 2016, as may be amended or modified from time to time in a manner not inconsistent with this Agreement.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Non-Debtor Subsidiaries” means Caesars Growth Partners, LLC, Caesars Entertainment Resort Properties, LLC, and each of their respective subsidiaries.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.7% Notes due 2017, dated August 12, 2014.

“Outside Date” means October 31, 2017; provided, that the Parties shall negotiate in good faith a reasonable extension of the Outside Date if (x) the Parties have otherwise complied with the terms of this Agreement and the Restructuring Term Sheet and (y) all other events and actions necessary for the occurrence of the Effective Date and consummation of the Restructuring have occurred other than the delivery, release, or receipt of regulatory or licensing approvals or a court order necessary for the occurrence of the Effective Date and consummation of the Restructuring.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the CEOC Plan and the CEC Plan.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting SGN Creditors” means, as of any time of determination, the Consenting SGN Creditors holding greater than two-thirds of the aggregate amount of all SGN Claims held at such time by all of the Consenting SGN Creditors; provided that any SGN Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in the foregoing calculation.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) CEC and (ii) the Consenting SGN Creditors, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Support Period” means the period commencing on the date this Agreement becomes effective in accordance with Section 15(f) hereof and ending on the earlier of (i) the date on which this Agreement is terminated with respect to any Party, and (ii) the Effective Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Second Lien Bond Debt” means indebtedness incurred by the Company pursuant to the Second Lien Indentures.

“Second Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, and (c) 12.75% second-priority senior secured notes due 2018.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“SGN Claim” means a Claim in respect of SGN Debt.

“SGN Debt” means indebtedness incurred by the Company pursuant to the SGN Indenture.

“SGN Indenture” means the indenture governing CEOC’s (a) 10.75% senior unsecured notes due 2016 and (b) 10.75% / 11.5% senior toggle notes due 2018.

“SGN Intercreditor Agreement” means that certain intercreditor agreement dated as of January 28, 2008 by and among Bank of America, N.A. in its capacity as administrative agent and collateral agent and inter alia U.S. Bank National Association in its capacity as trustee on the SGN Debt.

“SGN Fees and Expenses” means all reasonable and documented fees and expenses of the Trustee, including but not limited to fees and expenses incurred by the SGN Professionals in their representation of the Trustee and/or holders of SGN Debt in connection with the Chapter 11 Cases.

“SGN Professionals” means White & Case LLP, Pryor Cashman LLP, Novack and Macey LLP, Foley & Lardner LLP, and GLC Advisors & Co., LLC (“GLC”), engaged by the Trustee and/or Consenting SGN Creditors in connection with the Chapter 11 Cases, and such other legal, consulting, financial, and/or other professional advisors as may be retained with the prior written consent of the Company and CEC; provided, however, that GLC’s fees shall not exceed $750,000.00.

“Termination Events” has the meaning set forth in Section 11 hereto.

“Transfer” has the meaning set forth in Section 13 hereto.

“Transferee” has the meaning set forth on Exhibit C hereto.

“Trustee” shall mean Wilmington Trust, National Association, solely in its capacity as successor Indenture Trustee for the 10.75% senior unsecured notes due 2016.

“Unsecured Debt” means indebtedness incurred by the Company pursuant to the Unsecured Indentures.

“Unsecured Indentures” means the indentures governing CEOC’s (a) 6.5% senior notes due 2016 and (b) 5.75% senior notes due 2017.

“Wilmington Trust Case” means Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.).

(b) Rules of Construction. Other than as contained within Section 29, each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement and the Restructuring Term Sheet, taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation, in form and substance consistent in all material respects with this Agreement (including the Restructuring Term Sheet, which, for the avoidance of doubt, shall be binding on all the Parties upon the effectiveness of this Agreement), and as otherwise reasonably acceptable to the Requisite Consenting SGN Creditors, the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to affect the interests of CEC, which, for the avoidance of doubt, include but are not limited to a CEC Disclosure Statement, a CEC Plan, and a CEC Confirmation Order);

(ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support the Restructuring and vote in favor of the Plans, when properly solicited to do so under the Bankruptcy Code, all SGN Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of such SGN Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plans); provided that the foregoing may be waived by the Company in the Chapter 11 Cases or by CEC in a CEC Chapter 11 Case, each in its sole discretion; provided, further, that, following the termination of this Agreement with respect to a Consenting SGN Creditor, such vote will be deemed null and void ab initio, and, absent any further action by any Consenting SGN Creditor, such vote to accept the Plan shall be deemed to be a vote against the Plan , but only to the extent this Agreement has terminated other than on account of a breach by such Consenting SGN Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement;

(iv) as soon as practicable after the Agreement Effective Date, each Consenting SGN Creditor, on its own behalf with respect to the SGN Claims held by such Party, but, for the avoidance of doubt, not purporting to represent any requisite majority of holders of SGN Claims, shall instruct the Trustee to immediately, and use its commercially reasonable efforts to, seek a mutually agreed stay with CEC in respect of the Wilmington Trust Case;

(v) support the mutual release and exculpation provisions to be provided in the Plans;

(vi) instruct the Trustee to support any motion filed by the Company seeking a 105 Injunction Order and take no action, directly or indirectly, to object to or otherwise delay the entry of a 105 Injunction order; and

(vii) instruct the Trustee to request a stay of the Trustee’s appeal of the Bankruptcy Court’s denial of its motion objecting to certain claims [Docket No. 3773] and take no action, directly or indirectly, to oppose or delay such stay, provided that the Consenting SGN Creditors shall be under no obligation to so instruct the Trustee to stay such appeal until the later of (a) such time as the holders of First Lien Notes Claims and Prepetition Credit Agreement Claims have agreed to support a plan of reorganization that includes the waiver of the turnover provisions of the SGN Intercreditor Agreement or (b) June 30, 2016.

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, support, vote its SGN Claims for, or consent to, an Alternative Proposal;

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC;

(iii) direct the Trustee to resume prosecution of the Wilmington Trust Case during the term of this Agreement;

(iv) take any action to object to any motion filed by the Company seeking a 105 Injunction Order; or

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases or a CEC Chapter 11 Case so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, and (y) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Consenting SGN Creditors’ Forbearance.

(a) Until the termination of this Agreement (the “Forbearance Termination Event”), each Consenting SGN Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the SGN Indenture or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting SGN Creditors hereunder to forbear from exercising rights and remedies in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Company and CEC hereby waive (to the extent permitted by applicable law).

(c) The Company agrees that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting SGN Creditors or the Trustee, as applicable, may proceed, subject to the terms of the SGN Indenture, and applicable law, to exercise any or all rights and remedies under the SGN Indenture, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved. The Caesars Parties agree that following any Forbearance Termination Event, the Caesars Parties waive any ability to claim that the Restructuring Support Period gave rise to any purported delay by the Consenting SGN Creditors, or the Trustee, in pursuing any remedies on account of the Forbearance Defaults.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting SGN Creditor, the Caesars Parties shall not commence any litigation or interpose any claim arising from or in any way related to the SGN Debt against the Trustee or any such Consenting SGN Creditor. The Consenting SGN Creditors agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting SGN Creditors shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the SGN Debt against any such Caesars Party, including, without limitation, in connection with any of the Caesars Cases.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not constitute a waiver with respect to any defaults or any events of defaults under the SGN Indenture and shall not bar the Trustee or any Consenting SGN Creditor from filing a proof of claim or taking action to establish the amount of such SGN Claim.

4. Stay of Wilmington Trust Case.

Within 3 Business Days of executing this Agreement, each Consenting SGN Creditor shall sign the applicable instruction letter attached hereto as Exhibit D affirmatively instructing the Trustee to execute the stipulation attached to such instruction letter, seek to mutually stay the prosecution of the Wilmington Trust Case (and, for the avoidance of doubt, shall not direct the Trustee to prosecute the Wilmington Trust Case during the term of this Agreement, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the Consenting SGN Creditors, the Trustee, and CEC); provided that the instruction letter to the Trustee shall be delivered only upon its execution by Consenting SGN Creditors beneficially owning or controlling with the power to vote in favor of the Plans holding at least 50.1% of the outstanding amount of the SGN Debt as of such date.

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet and this Agreement, (B) negotiate in good faith the Definitive Documentation necessary to effectuate the Restructuring, on the terms and subject to the conditions set forth in this Agreement, (C) use its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring; (D) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, (E) operate the Company and CEC in the ordinary course consistent with industry practice, taking into account the Restructuring and the commencement of the Chapter 11 Cases and a CEC Chapter 11 Case, and (F) cooperate in good faith with the Consenting SGN Creditors in connection with the implementation of this Agreement, including in connection with obtaining a stay of the Wilmington Trust Case;

(ii) promptly notify or update White & Case LLP upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting SGN Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C) material developments, negotiations or proposals relating to the Caesars Cases, the Forbearance Defaults, and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring;

(iii) cause the Trustee and the Consenting SGN Creditors to be included in the mutual release and exculpation provisions to be provided in the Plans; and

(iv) unless the Caesars Party obtains the prior written consent of a Consenting SGN Creditor: (x) use the information regarding any SGN Claims owned at any time by such Consenting SGN Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting SGN Creditor with the corresponding data provided to the Company by the other Consenting SGN Creditors and disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting SGN Creditors with prompt notice of any such request or requirement so that such Consenting SGN Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting SGN Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting SGN Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting SGN Creditor an obligation to disclose the price for which it acquired or disposed of any SGN Claim. The Caesars Parties’ obligations under this Section 5(a)(iv) shall survive termination of this Agreement;

(v) use commercially reasonable efforts to enter into a restructuring support agreement (whether an original or amended restructuring support agreement) dated on or after the date of this Agreement with certain holders of First Lien Notes Claims, certain holders of Prepetition Credit Agreements Claims, and the Unsecured Creditors Committee, each of which shall not, and any Plan contemplated therein shall not, (1) adversely affect the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement or (2) impair the ability of CEOC to provide the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement;

(vi) following the Agreement Effective Date, CEC shall pay all SGN Fees and Expenses up to $150,000 per month accruing on and after the Agreement Effective Date in cash in full on a monthly basis promptly upon receipt of invoice from each SGN Professional, which shall include for the avoidance of doubt any SGN Fees and Expenses actually incurred during the term of the Agreement. The Company shall, subject to a final order of the Bankruptcy Court, pay in cash in full any SGN Fees and Expenses over $150,000 per month, but less than $500,000 per month incurred on and after the Agreement Effective Date on a monthly basis promptly upon receipt of invoice from each SGN Professional (such $500,000 per month limitation to be calculated on a cumulative basis) (the “Fee Cap”); provided that: (a) if the Company, after good faith efforts, cannot receive a final order from the Bankruptcy Court, CEC will pay such fees and expenses on or before the Effective Date; and (b) to the extent that such SGN Fees and Expenses exceed the Fee Cap as a result of litigation relating to confirmation, the Parties shall agree to a reasonable increase in such Fee Cap.

(vii) All SGN Fees and Expenses incurred prior to the Agreement Effective Date shall be paid in cash in full by the Company on the earlier of (A) the entry of a final order of the Bankruptcy Court allowing the Company to pay such fees and expenses or (B) the Effective Date, subject to a final order of the Bankruptcy Court; provided that if the Company, after good faith efforts, cannot receive a final order from the Bankruptcy Court, CEC will pay such fees and expenses on or before the Effective Date.

(viii) The Company shall promptly amend the most recently filed CEOC Plan to reflect the terms of this Agreement and the Restructuring Term Sheet.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Requisite Consenting SGN Creditors), shall not, directly or indirectly:

(i) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any Definitive Documentation) necessary to effectuate the Restructuring that, in whole or in part, are not substantially consistent with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting SGN Creditors and the Caesars Parties; and

(ii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of CEC to perform its obligations under the Restructuring relative to its ability to perform its obligations under the Restructuring as of the date of this Agreement (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated on the date of this Agreement) other than CEC’s commencement of a CEC Chapter 11 Case.

In the event any Caesars Party receives and determines to pursue an Alternative Proposal in an exercise of its fiduciary duties as set forth by Section 21 hereof, such Caesars Party shall promptly notify the Consenting SGN Creditors, the SGN Professionals, and the other Caesars Party of the existence and material terms of such Alternative Proposal; provided that such Caesars Party may withhold the material terms of such Alternative Proposal from any Consenting SGN Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement. After receipt of the material terms of such Alternative Proposal, the Requisite Consenting SGN Creditors and the Caesars Party that has not determined to pursue an Alternative Proposal shall have three (3) Business Days after notice by the other Caesars Party to propose changes to the terms of this Agreement, including the Restructuring Term Sheet and any exhibits thereto. The Caesars Party that has determined to pursue an Alternative Proposal shall keep the Consenting SGN Creditors and the other Caesars Party informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the Requisite Consenting SGN Creditors and the Caesars Party that has not determined to pursue an Alternative Proposal shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement.

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Requisite Consenting SGN Creditors) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by the Company.

(d) Additional Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company and CEC after a CEC Petition Date, as applicable, shall to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or a CEC Chapter 11 Case, posted on the Company’s or CEC’s website, or otherwise made publicly available.

(e) Additional Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company and CEC, as applicable (except with the prior written consent of the Requisite Consenting SGN Creditors) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) to the extent it would materially impair the rights of the Consenting SGN Creditors or the Company’s or CEC’s ability to consummate the Restructuring, and other than as required by the Plans, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iii) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any funded indebtedness of the Company that is expressly subordinate in right of payment to the SGN Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not contemplated by the Restructuring Term Sheet;

(iv) enter into any transaction, or proposed settlement (other than as contemplated by this Agreement and/or the Restructuring Term Sheet or as previously disclosed to the SGN Professionals prior to the date hereof) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise, that will materially impair the Company’s or CEC’s ability to consummate the Restructuring or the value that CEC is committing to provide to holders of SGN Debt in accordance with this Agreement and/or the Restructuring Term Sheet; or

(v) amend or modify the May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan), including Article IV.A.10 of the Plan (as amended in accordance with the Restructuring Term Sheet, the “Waiver of Turnover Provisions”), in a way that adversely impacts, or materially impairs CEOC’s ability to provide, the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement.

(f) The Company and CEC each acknowledge that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Restructuring Term Sheet in the exercise of its fiduciary duties.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to any Caesars Party on account of any defaults arising from the commencement of the Chapter 11 Cases, a CEC Chapter 11 Case, or the pendency of the Restructuring and (y) nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair each of the Caesars Party’s respective ability to exercise its fiduciary duties as set forth by Section 21 hereof.

(b) The Caesars Parties represent and warrant to the Consenting SGN Creditors that there are no pending agreements (oral or written) or understandings that are not public or have been filed with the Bankruptcy Court with respect to any Alternative Proposal.

(c) Each Caesars Party, severally and not jointly, on behalf of itself and its Affiliates, represents, warrants and covenants that it has not offered, and will not offer, any Additional Consideration to any holder of SGN Claims without making such Additional Consideration with respect to such SGN Claim otherwise available to Consenting SGN Creditors in respect of their applicable SGN Claims, on a pro rata basis in the manner contemplated in Section 35 in this Agreement.

7. Ownership of Claims. Each Claim Holder, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of SGN Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of SGN Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such SGN Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such SGN Claims and dispose of, exchange, assign, and transfer such SGN Claims,; in each case except as this provision may be specifically waived, in writing by the Company, and (iii) holds no SGN Claims that are not identified below its signature hereto;

(b) other than pursuant to this Agreement, such SGN Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting SGN Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting SGN Creditors. The Requisite Consenting SGN Creditors may terminate this Agreement (each, a “Creditor Termination Right”), in each case, upon delivery of written notice to the Caesars Parties in accordance with Section 27 hereof at any time upon, after the occurrence of, and during the continuation of, any of the following events (each, a “Creditor Termination Event”):

(a) the termination of this Agreement by any of the Caesars Parties, or the breach by any of the Caesars Parties of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties of written notice of such breach from the Requisite Consenting SGN Creditors;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties and the Consenting SGN Creditors of written notice of such event;

(c) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases or a CEC Chapter 11 Case;

(d) the Chapter 11 Cases or a CEC Chapter 11 Case are, or is, converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases or a CEC Chapter 11 Case shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Requisite Consenting SGN Creditors, the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties and the Consenting SGN Creditors of written notice of such material inconsistency;

(f) a Caesars Party or any of their respective Affiliates files any motion or pleading with the Bankruptcy Court that is not materially consistent with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Caesars Party’s and the applicable filing Party’s receiving written notice from the Requisite Consenting SGN Creditors that such motion or pleading is materially inconsistent with this Agreement, unless such motion or pleading does not seek, and could not result in, relief that would have any adverse impact on the interest of holders of SGN Claims in connection with the Restructuring;

(g) the Company or CEC executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting SGN Creditors;

(i) a CEC Bankruptcy Event unless consented to by CEC within fifteen days of such CEC Bankruptcy Event;

(j) if Article VIII.C (“Third-Party Release”) of the May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan) is amended or modified in a way that materially adversely impacts the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement;

(k) if the Waiver of Turnover Provisions is amended or modified in any way;

(l) the termination of any restructuring support agreement (whether an original or amended restructuring support agreement) dated on or after the date of this Agreement with certain holders of First Lien Notes Claims, certain holders of Prepetition Credit Agreements Claims, or the Unsecured Creditors Committee, unless any such agreement is reconstituted within 14 days in a manner that does not adversely affect the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement;

(m) if any of the classes comprising the First Lien Notes Claims and Prepetition Credit Agreements Claims do not vote to accept the CEOC Plan;

(n) if the Caesars Parties have not entered into a restructuring support agreement with the Unsecured Creditors’ Committee by June 30, 2016, which agreement shall not, and any plan contemplated therein shall not, (1) adversely affect the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement or (2) impair the ability of CEOC to provide the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement

(o) if the CEOC Plan is amended in a way that (1) adversely affect the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement or (2) impairs the ability of CEOC to provide the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement; or

(p) the Effective Date has not occurred by the Outside Date.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) the Requisite Consenting SGN Creditors.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 27 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”):

(a) the breach by any Restructuring Support Party of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting SGN Creditors, the foregoing shall apply only if (x) such breaching Consenting SGN Creditor(s) hold(s) in excess of 4.0% of SGN Claims held by all Consenting SGN Creditors, (y) non-breaching Consenting SGN Creditors with power to vote in favor of the Plans do not then hold at least 66.66% of aggregate SGN Debt (measured by face value), or (z) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties and the Consenting SGN Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i)(C) of this Agreement;

(c) the exercise by the Company of its fiduciary duties as set forth by Section 21 hereof (the “Company Fiduciary Out”);

(d) any Party other than the Company and its Affiliates files any motion or pleading with the Bankruptcy Court that is not materially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement, or CEC and/or any of its Affiliates (other than the Company) obtains relief with respect to any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) that is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material and adverse inconsistency remains uncured for a period of five (5) Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency;

(f) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the CEC Chapter 11 Case;

(g) the CEC Chapter 11 Case is converted to cases under chapter 7 of the Bankruptcy Code or the CEC Chapter 11 Case shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(h) the Effective Date has not occurred by the Outside Date; or

11. CEC Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 27 of this Agreement, by CEC upon the occurrence of any of the following events (each a “CEC Termination Event,” and together with the Creditor Termination Events and Company Termination Events, the “Termination Events”):

(a) the breach by the Company of any of its obligations, representations, warranties, or covenants set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) Business Days after the receipt by the Company of written notice of such breach from CEC;

(b) the breach by any other Restructuring Support Party (other than CEC) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) Business Days after the receipt by such breaching Restructuring Support Party from CEC of written notice of such breach; provided that, with respect to a breach by one or more Consenting SGN Creditors, the foregoing shall apply only if (x) such breaching Consenting SGN Creditor(s) hold(s) in excess of 4.0% of SGN Claims held by all Consenting SGN Creditors, (y) non-breaching Consenting SGN Creditors with power to vote in favor of the Plans do not then hold at least 66.66% of aggregate SGN Debt (measured by face value), or (z) such breach would otherwise have a material adverse effect on the Restructuring;

(c) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties and the Consenting SGN Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i)(C) of this Agreement;

(d) the exercise by CEC of its fiduciary duties as set forth by Section 21 hereof (the “CEC Fiduciary Out,” and together with the Company Fiduciary Out, the “Fiduciary Outs”);

(e) any Party other than CEC files any motion or pleading with the Bankruptcy Court in the Chapter 11 Cases or a CEC Chapter 11 Case that is not materially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from CEC that such motion or pleading is materially inconsistent with this Agreement;

(f) if any of the Definitive Documentation necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Requisite Consenting SGN Creditors and the Caesars Parties, and such material and adverse inconsistency remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties and the Consenting SGN Creditors of written notice of such material inconsistency;

(g) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(h) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(i) the Effective Date has not occurred by the Outside Date;

(j) the Wilmington Trust Case is not stayed within 5 days of the Agreement Effective Date or such stay is not at any time in place after such date, which date may be extended by the mutual agreement of (a) the Caesars Parties and (b) the Requisite Consenting SGN Creditors;

(k) if the Caesars Parties have not entered into a restructuring support agreement with the Unsecured Creditors’ Committee by June 30, 2016, which agreement shall not, and any Plan contemplated therein shall not, (1) adversely affect the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement or (2) impair the ability of CEOC to provide the recoveries available to the holders of SGN Claims under the CEOC Plan as contemplated by this Agreement; or

(l) a 105 Injunction Order in form and substance acceptable to CEC is at any time not in effect following June 15, 2016.

12. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8, Section 10, or Section 11 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 8, Section 9, Section 10, or Section 11 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party.

(c) Notwithstanding Section 12(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, including but not limited to CEC’s obligations to pay the SGN Fees and Expenses, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 15 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver.

(d) Upon a Termination Event that releases a Consenting SGN Creditor from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 12(b)), unless otherwise agreed to in writing by such Consenting SGN Creditor, any and all votes, approvals, or consents delivered by such Consenting SGN Creditor and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and/or employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void ab initio from the first instance, and, absent any further action by any Consenting SGN Creditor, with respect to any such vote to accept the Plan, such vote shall be deemed to be a vote against the Plan.

13. Transfer of SGN Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a) below, that no

Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its SGN Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and counsel to the Consenting SGN Creditors a transfer agreement in the form attached hereto as Exhibit C within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iv) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting SGN Creditor to another Consenting SGN Creditor.

Any Transfer of any Restructuring Support Party’s SGN Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any SGN Claims, such SGN Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the SGN Indenture and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer; and provided further that nothing herein shall restrict in any way any transfer by a Consenting SGN Creditor of Claims that it owns other than SGN Claims.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any SGN Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such SGN Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such SGN Claim is a Consenting SGN Creditor \or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires First Lien Bond Debt, First Lien Bank Debt, Second Lien Bond Debt, SGN Debt, or Unsecured Debt from an entity who is not a Consenting SGN Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that unless waived by the Company in writing any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its SGN Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support

Party acquires a SGN Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its SGN Claims; and (b) unless waived by the Company in writing, subject to Section 2(a)(ii) hereof, to the extent that a Restructuring Support Party effects the Transfer of a SGN Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

14. Cooperation.

(a) The Company in the Chapter 11 Cases shall use commercially reasonable efforts to provide to counsel for the other Parties (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

(b) CEC in a CEC Chapter 11 Case shall use commercially reasonable efforts to provide to counsel for the other Parties (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents CEC intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when CEC intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case CEC shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by CEC with the Bankruptcy Court promptly but not later than one (1) day after such filing.

15. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties and the Requisite Consenting SGN Creditors; provided, however, that:

(a) no such consents shall be required from any Consenting SGN Creditor with respect to any modification or amendment of any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to SGN Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of SGN Claims (including with respect to the form or value of recoveries to be provided on account of such SGN Claims pursuant to the Restructuring), in their capacities as such, in connection with the Restructuring;

(b) any amendment to this Agreement to (i) the defined terms “Consenting SGN Creditors” or “Requisite Consenting SGN Creditors” or (ii) Section 15 hereof shall require the written consent of the Company, CEC and each Consenting SGN Creditor;

(c) any amendment that would materially and adversely affect any Consenting SGN Creditor that is a holder of SGN Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of SGN Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting SGN Creditor;

(d) for the avoidance of doubt, any waiver of the conditions to the effectiveness of this Agreement set forth in Section 16 hereof may be waived only upon the express written consent of each of the Caesars Parties;

(e) the Company in the Chapter 11 Cases may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting SGN Creditor in its sole discretion, but in consultation with CEC; and

(f) CEC in a CEC Chapter 11 Case may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting SGN Creditor in its sole discretion, but in consultation with the Company.

16. Conditions to Effectiveness. This Agreement (and the obligations of all Parties hereunder) shall not become effective or enforceable against or by any of the Parties until the first date that this Agreement shall have been executed by (i) the Caesars Parties, and (ii) Consenting SGN Creditors beneficially owning or controlling with the power to vote in favor of the Plans at least 66.7% of the aggregate outstanding amount of the Company’s obligations under the SGN Indenture (the date upon which this Agreement becomes so effective, the “Agreement Effective Date”); provided, further, that if the conditions to effectiveness set forth in the preceding sentence are not satisfied, or waived by the Caesars Parties in their sole discretion, on or before June 30, 2016, which date may be extended one time for a further 30 days at the sole discretion of the Caesars Parties, this Agreement automatically shall be null and void ab initio and of no force or effect.

17. Entire Agreement. This Agreement, including the Restructuring Term Sheet, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

18. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, with respect to the foregoing. The Parties further acknowledge and agree that in the event of a CEC Bankruptcy Event or a CEC Chapter 11 Case, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Consenting SGN Creditors and the Company in obtaining a modification of the automatic stay to the extent necessary to permit Consenting SGN Creditors and the Company to exercise their rights under this Agreement.

19. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

21. Caesars Parties Fiduciary Duties.

(a) Nothing in this Agreement shall otherwise require the Company or CEC or any directors, officers, or members of the Company or CEC, each in its capacity as a director, officer, or member of the Company or CEC, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

(b) All Consenting SGN Creditors reserve all rights they may have, including the right (if any) to challenge any exercise by the Company or CEC of its respective fiduciary duties.

22. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting SGN Creditor has any duty of trust or confidence in any kind or form with any other Consenting SGN Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting SGN Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting SGN Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of the First Lien Bank Documents, the First Lien Indentures, the Second Lien Indentures, the SGN Indenture, and the Unsecured Indentures; provided, however, that no Consenting SGN Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting SGN Creditors shall in any way affect or negate this understanding and agreement.

24. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

25. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

26. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

27. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

Facsimile: (212) 446 4900

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Joseph M. Graham

E-mail Address:	dseligman@kirkland.com
joe.graham@kirkland.com

Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone: (212) 373-3000
Facsimile (212) 373-2053
E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn:	Paul S. Aronzon
Thomas R. Kreller

Telephone: (213) 892-4000

Fax: (213) 629-5063

Email Address:	paronzon@milbank.com
tkreller@milbank.com

If to a Consenting SGN Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attn:	Thomas E Lauria
J. Christopher Shore

Telephone: (212) 819-8200

Facsimile: (212) 354-8113

E-mail Address:	tlauria@whitecase.com
cshore@whitecase.com

28. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

29. Conflicts Between the Restructuring Term Sheet and this Agreement. In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of this Agreement shall control.

30. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

31. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

32. Access. The Company and CEC will promptly provide the SGN Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s or CEC’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking.

33. Qualification on Consenting SGN Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting SGN Creditor that is a separately managed account of an investment manager are being made only with respect to the SGN Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any SGN Claims that may be beneficially owned by such Consenting SGN Creditor that are not held through accounts managed by such investment manager.

34. Publicity. The Company shall use its commercially reasonable efforts to submit drafts to the SGN Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

35. Additional Consideration. To the extent that a holder of SGN Claims, in its capacity as such, receives Additional Consideration in connection with the Restructuring, such Additional Consideration shall be made available to all Consenting SGN Creditors, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective SGN Claims holdings. Any Consenting SGN Creditor that is not accorded such Additional Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 27 hereof; provided that such termination shall only be with respect to the terminating Consenting SGN Creditor, and not with respect to any non-terminating Parties.

36. CEC Bankruptcy or Similar Proceeding. Except as otherwise provided herein, nothing herein shall be construed to limit or impair in any way a Consenting SGN Creditor’s, the Company’s, or the Trustee’s ability to appear in or take any other action to protect its interests (or, in the case of the Trustee, the interests of its beneficiaries) in connection with any proceeding related to a CEC Chapter 11 Case to the extent not inconsistent with the terms hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Randall S. Eisenberg
Name: Randall S. Eisenberg
Title: Chief Restructuring Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

Exhibit A

SGN Claims

Regardless of whether Class G votes to accept or reject the Plan, on the Effective Date, each holder of a SGN Claim shall receive its pro rata share of (a) $116,810,000 in New CEC Convertible Notes, (b) 4.122% of New CEC Common Equity on a fully-diluted basis (giving effect to the issuance of the New CEC Convertible Notes but not taking into account any dilution from any New CEC Capital Raise). If the Company is successful in its objection titled Debtors’ Omnibus Objection to Unmatured Interest Asserted in (A) Claim Number 2849 filed by Delaware Trust Company, (B) Claim Number 3269 filed by Wilmington Savings Fund Society, FSB, and (C) Claim Number 3344 filed by BOKF, N.A. [Docket No. 3915], then to the extent that the recovery (in a percentage) for Classes H, I and J increases as a result of an “Improved Recovery Event” under the CEOC Plan, then the recovery (in a percentage) to Class G shall increase by the same percentage, and the “Reduced Claim Adjustment” under the CEOC Plan for Holders of Second Lien Note Claims shall be further adjusted accordingly. The May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan), including Article III.B.7, shall be amended accordingly.

The Waiver of Turnover Provisions in the May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan) shall be in effect on the Effective Date, and shall be amended to read as follows: “The Holders of First Lien Notes Claims and Prepetition Credit Agreement Claims, and their respective trustees and/or agents, waive their rights to turnover under the Subsidiary Guaranteed Notes Intercreditor Agreement.”

Article IV.I of the May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan) shall be amended to read as follows:

1.      Subsidiary-Guaranteed Notes Settlement.

The Plan recoveries available to the Holders of Subsidiary-Guaranteed Notes Claims pursuant to the Plan have been made available pursuant to a settlement by and among CEOC, each Subsidiary Guarantor, the Holders of Subsidiary-Guaranteed Notes Claims, CEC, the Consenting First Lien Bank Lenders, and the Consenting First Lien Noteholders (including with respect to the waiver of turnover provisions under the Subsidiary-Guaranteed Notes Intercreditor Agreement set forth in Article IV.A.10 hereof). As more fully set forth in the SGN RSA, by the Subsidiary-Guaranteed

Notes Settlement, (a) the Holders of Prepetition Credit Agreement Claims and First Lien Notes Claims, and their respective trustees and/or agents, waive their rights to turnover under the Subsidiary-Guaranteed Notes Intercreditor Agreement, and such waiver shall be in effect on the Effective Date and (b) regardless of whether Class G votes to accept or reject the Plan, on the Effective Date, each holder of a SGN Claim shall receive its pro rata share of (i) $116,810,000 in New CEC Convertible Notes and (ii) 4.122% of New CEC Common Equity on a fully-diluted basis (giving effect to the issuance of the New CEC Convertible Notes but not taking into account any dilution from any New CEC Capital Raise). Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Subsidiary-Guaranteed Notes Settlement.

The term “Confirmation Order” as used in the May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan) shall be amended to read as follows after the words “reasonably acceptable to the Debtors, CEC, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery) …”.

Article IX.B of the May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan) shall be amended to read as follows: “Without limiting the respective rights of each party to the Restructuring Support Agreements, the Debtors, with the reasonable consent of CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, and the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), may waive any of the conditions…”

The following defined terms shall be added to the May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan):

•       “Requisite Consenting SGN Creditors” shall have the meaning ascribed to such term in the SGN RSA.

•       “SGN RSA” shall mean the Restructuring Support and Forbearance Agreement (including all term sheets and exhibits thereto) dated as of June     , 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting SGN Creditors (as defined therein) party thereto from time to time.

The definition of “Subsidiary Guaranteed Notes Settlement” in the May 27 CEOC Plan (or any subsequently filed or amended CEOC Plan) shall be amended as follows: “…means the settlement set forth in Article IV.1 of the Plan.”

Exhibit B

[INTENTIONALLY OMITTED]

1

Exhibit C

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support and Forbearance Agreement, dated as of [            ], 2016 (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting SGN Creditors party thereto, (b) desires to acquire the SGN Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting SGN Creditor for all purposes under the Agreement.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the SGN Indenture and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed:            ,

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2

Principal Amount Held
Claim	Amount

3

Exhibit D

Instruction Letter for 10.75% Senior Unsecured Notes due 2016

Wilmington Trust, National Association

1100 North Market Street, Rodney Square North

Wilmington, DE 19801

Telephone: (302) 651-8541

Facsimile: (302) [            ]

Attn: [                    ]

Reference is made to the Indenture, February 1, 2008, among CEOC, subsidiary Note Guarantors2 thereto, and the Trustee, providing for the issuance of 10.75% Senior Notes due 2016 (the “Notes”), as amended, amended and restated, supplemented, or otherwise modified from time to time (the “Indenture”). Pursuant to Section 6.05 of the Indenture, the undersigned, constituting holders (collectively, the “Majority Holders”) of a majority in principal amount of outstanding Notes, hereby direct you, solely in your capacity as successor trustee under the Indenture (solely in such capacity, “you”): (a) to execute and file a stipulation substantially in the form of the stipulation annexed as an exhibit hereto (the “Stipulation”) providing for a stay of the prosecution of the case titled Wilmington Trust, National Association, solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.) (the Wilmington Trust Case”); and (b) to discontinue the prosecution of the Wilmington Trust Case, except as may be necessary or appropriate to seek approval of the Stipulation or to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the you, holders of a majority in principal amount of outstanding Notes, and the defendants in the Wilmington Trust Case.

Certain, but not all, of the Majority Holders that are signatories below may have previously provided directions (the “Previous Directions”) to you regarding, inter alia, prosecution of the Wilmington Trust Case. For the sake of clarity, the directions stated in this letter, upon delivery to you by the Majority Holders, shall constitute additional directions to you. In addition, this letter shall constitute a revocation of any Previous Directions given to you pursuant to any other direction letter or agreement, to the fullest extent the directions herein are inconsistent therewith.

Each undersigned holder hereby represents, warrants and certifies that, as of the date hereof, (i) such holder is either (A) the sole beneficial owner of the principal amount of Notes set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Notes set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Notes to the terms of this letter, (ii) such holder has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes, (iii) this letter has been duly authorized, executed and delivered by an authorized officer or director thereof, and (iv) the Trustee has not provided any advice to such holder regarding this letter or any direction contained herein.

[2]	Capitalized terms not defined herein shall have the meanings ascribed to them in the Indenture, unless otherwise indicated.

4

This letter may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[SIGNATURE PAGES FOLLOW]

5

Noteholder

,

By:
Name:
Title:

Address:

Principal Amount of Notes held:

($)

6

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

WILMINGTON TRUST, NATIONAL	)
ASSOCIATION, solely in its capacity as successor	)
Indenture Trustee for the 10.75% Notes due 2016,	)
)
Plaintiff,	)	Case No. 1:15-cv-08280-JSR
)
v.	)
)
CAESARS ENTERTAINMENT CORPORATION,	)
)
Defendant,	)
)

STIPULATION AND [PROPOSED] ORDER

WHEREAS, Plaintiff Wilmington Trust, National Association in its capacity as successor Indenture Trustee for the Notes (“Wilmington Trust”) brings this action on behalf of the holders (the “Noteholders”) of Caesars Entertainment Operating Company’s (“CEOC”) 10.75% Senior Unsecured Notes due 2016 (the “Notes”),;

WHEREAS, on [            ], 2016, Defendant Caesars Entertainment Corporation (“CEC”), CEOC, and certain Noteholders collectively holding in excess of 50.1% of the outstanding Notes entered into a Restructuring Support and Forbearance Agreement (“RSA”) respecting CEOC’s indebtedness on the Notes;

WHEREAS, pursuant to the RSA, the Noteholders have directed Wilmington Trust to seek a stay of this action brought on their behalf;

WHEREAS, CEC agrees that a stay of this action is appropriate;

WILMINGTON TRUST AND CEC HEREBY STIPULATE, by and through their respective attorneys of record, subject to Court approval, that this action shall be stayed until further agreement of the parties to this action or Order of the Court; provided, however, that Wilmington Trust shall not be stayed from asserting claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to Wilmington Trust, CEC, and the Consenting SGN Creditors (as defined in the RSA).

[Signature Pages Follow]

Dated:	Wilmington, Delaware
[ ], 2016

WHITE & CASE LLP

J. Christopher Shore
Harrison L. Denman
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Telephone: (212) 819-8200
Facsimile: (212) 354-8113

-and-

Thomas E Lauria
Jason Zakia
White & Case LLP
Southeast Financial Center, Suite 4900
200 South Biscayne Blvd.
Miami, FL 33131
Telephone: (305) 371-2700
Facsimile: (305) 358-5744

-and-

PRYOR CASHMAN LLP

Seth H. Lieberman
Patrick Sibley
Pryor Cashman LLP
7 Times Square
New York, NY 10036
Telephone: (212) 421-4100
Facsimile: (212) 326-0806

Attorneys for Plaintiff Wilmington Trust, National
Association, solely in its capacity as successor Indenture Trustee under the Indenture

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

By:

Lewis R. Clayton (lclayton@paulweiss.com)
Michael E. Gertzman (mgertzman@paulweiss.com)
Jonathan H. Hurwitz (jhurwitz@paulweiss.com)
1285 Avenue of the Americas
New York, New York 10019-6064
Tel: (212) 373-3000
Fax: (212) 757-3990

-and-

FRIEDMAN KAPLAN SEILER & ADELMAN LLP

Eric Seiler (eseiler@fklaw.com)
Philippe Adler (padler@fklaw.com)
Jason C. Rubinstein (jrubinstein@fklaw.com)
7 Times Square
New York, NY 10036-6516
Tel: (212) 833-1100
Fax: (212) 833-1250

Attorneys for Defendant Caesars Entertainment Corporation

IT IS SO ORDERED this day of , 2016

Hon. Jed S. Rakoff, U.S.D.J.